Exhibit 99.1

Orchard Therapeutics Reports First Quarter 2022 Financial Results and Highlights Recent Commercial Progress

Product sales for Libmeldy totaled $5.1M for the first two commercial patients treated in Q1 2022

Libmeldy® access and reimbursement expanding with agreements now signed in three major European markets recognizing its clinical value

OTL-200 U.S. BLA filing for MLD on track for late 2022 / early 2023

Seven upcoming presentations at ASGCT highlight application of HSC approach including clinical and research programs

Cash and investments of approximately $200M provide runway into 2024

BOSTON and LONDON, May 12, 2022 (GLOBE NEWSWIRE) – Orchard Therapeutics (Nasdaq: ORTX), a global gene therapy leader, today announced recent business highlights along with its financial results for the quarter ended March 31, 2022.

“Throughout these first months of 2022, Orchard has realized early commercial launch momentum for Libmeldy as the first HSC gene therapy with meaningful reimbursement coverage in Europe,” said Bobby Gaspar, M.D., Ph.D., chief executive officer. “We are extremely pleased by the recognition of Libmeldy’s clinical value, which is reflected in the reimbursed price attained in Germany and other major markets in Europe. We remain committed to advancing our more focused portfolio of HSC gene therapies for severe neurometabolic diseases and certain larger indications for patients, providers and other stakeholders.”

Recent Libmeldy Highlights

•	Market access:
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Orchard has secured agreements with three major European markets in 2022 to gain access and reimbursement for Libmeldy for all eligible patients with metachromatic leukodystrophy (MLD) who fall within the scope of the European marketing authorization.

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In May, Orchard announced an agreement with Gesetzliche Krankenversicherung Spitzenverband (GKV-SV) which will result in reimbursed access to Libmeldy for all eligible children with MLD in Germany at a negotiated price of €2.475 million. The agreement follows completion of a comprehensive assessment during which Libmeldy received the highest possible therapeutic benefit rating for presymptomatic, early onset patients by the Federal Joint Committee, also known as Gemeinsame Bundesausschuss (G-BA). The link to the full release is available here

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In April, Orchard announced it reached an agreement with the Italian Medicines Agency, also known as Agenzia Italiana del Farmaco (AIFA), that enables access to Libmeldy for all eligible children with MLD. The link to the full release is available here.

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In February, Orchard announced an agreement making Libmeldy available by the National Health Service (NHS) in England and Wales. The link to the full release is available here. Reimbursement is also available for eligible MLD patients in Scotland.

•	Treatment delivery:
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Patient identification efforts are progressing well, and MLD patients from Europe and the Middle East have now received commercial treatment with Libmeldy, including two patients who were treated in the first quarter of 2022.

•	Newborn screening:
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Activities are also underway to drive timely diagnosis of MLD, including expanding the number of newborn screening studies or pilots launching in Germany, Italy, the UK, France, Austria and the U.S. to eight in total (with two such initiatives each in Germany and France).

Upcoming Data Publications

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Seven presentations from across Orchard’s HSC platform will be featured at the American Society of Gene & Cell Therapy (ASGCT) 25th Annual Meeting taking place May 16-19 in Washington, D.C. Featured presentations include updated results on the OTL-203 clinical program for mucopolysaccharidosis type I Hurler’s syndrome (MPS-IH), as well as several accepted abstracts highlighting preclinical work demonstrating the applicability of HSC gene therapy to potentially address other neurodegenerative and CNS-related conditions, including the progranulin form of frontotemporal dementia (GRN-FTD).

Upcoming Key Milestones

Orchard has provided the following list of expected 2022 milestones:

•	Libmeldy commercialization:
o	Market access: Expand market access by securing additional European reimbursement agreements.
o	Newborn screening: Support the expansion of newborn screening studies in Europe and the U.S.
o	Treatment centers: Expand the European treatment delivery network by qualifying centers in Sweden and Spain.
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OTL-200 for MLD (U.S): Conduct a pre-Biologics License Application (BLA) meeting with U.S. Food and Drug Administration (FDA) for OTL-200 in the second half of 2022 in advance of a BLA submission timeline of late 2022 to early 2023.

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OTL-203 for MPS-IH: As part of ongoing interactions with regulators, Orchard is incorporating recent feedback related to study design and clinical endpoints into a revised global registrational protocol, with study initiation now expected to occur in 2023.

•	OTL-201 for MPS-IIIA: Report clinical data, including early clinical outcomes of cognitive function, from the OTL-201 proof-of-concept (POC) trial by year end 2022.
•	Research programs:

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▪	Report preclinical POC data for the OTL-104 program in NOD2 Crohn’s disease (NOD2-CD) by year end 2022 in advance of IND-enabling studies in 2023 and an IND submission in 2024.
▪	Continue to advance the OTL-105 program in hereditary angioedema (HAE), OTL-204 program for GRN-FTD and work in HSC-generated antigen-specific Tregs.

First Quarter 2022 Financial Results

Revenue from product sales of Libmeldy were $5.1 million for the three months ended March 31, 2022, and cost of product sales were $1.6 million for the period. These resulted from the treatment of the first two Libmeldy commercial patients during the quarter. Cost of product sales includes the cost to manufacture the drug product, royalties to third parties and non-cash amortization of milestones paid on the approval of Libmeldy.

Collaboration revenue was $0.5 million for the three months ended March 31, 2022, resulting from the collaboration with Pharming Group N.V. entered into in July 2021. This revenue represents expected reimbursements for preclinical studies and a portion of the $17.5 million upfront consideration received by Orchard under the collaboration, which is being amortized into revenue over the expected duration of the agreement.

Research and development expenses were $28.2 million for the three months ended March 31, 2022, compared to $21.0 million in the same period in 2021. R&D expenses include the costs of clinical trials and preclinical work on the company’s portfolio of investigational gene therapies, as well as costs related to regulatory, manufacturing, license fees and milestone payments under the company’s agreements with third parties, and personnel costs to support these activities. R&D expenses for the first quarter of 2022 also include certain one-time charges for severance and payments expected following the termination of certain development programs totaling $4.3 million. Excluding these one-time charges, R&D expenses would have increased by $2.9 million from corresponding period in the prior year primarily due to increased OTL-200 costs for newborn screening studies and preparatory work for the upcoming BLA in the U.S. The company expects R&D expenses to decline beginning in the second quarter of 2022 due to the portfolio updates and proposed workforce reduction announced in March 2022 as well as the completion of activities to support the OTL-200 BLA submission.

Selling, general and administrative expenses were $13.3 million for the three months ended March 31, 2022, compared to $14.1 million in the same period in 2021. The decline from 2021 resulted primarily from lower cash and share-based personnel costs from the proposed workforce reduction announced in March 2022 and to align with the expected filing timelines and commercialization plans for OTL-200 in the U.S. Excluding one-time charges for severance, SG&A expenses would have decreased by an additional $0.4 million. In 2022, the company expects SG&A expenses to decline from 2021 due to the realization of savings from the restructuring, partially offset by increasing commercialization expenses to support a potential U.S. launch of Libmeldy in 2023.

During the quarter, the Company had unrealized losses on foreign currency transactions of $6.1 million, which were driven primarily by foreign currency fluctuations in accounts denominated in currencies other than U.S. dollars.

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Net loss was $44.3 million for the three months ended March 31, 2022, compared to $35.2 million in the same period in 2021. The company had approximately 125.9 million ordinary shares outstanding as of March 31, 2022.

Cash, cash equivalents and investments as of March 31, 2022, were $199.0 million, with $33.0 million of debt outstanding, compared to $220.1 million and the same debt figure as of December 31, 2021. During the quarter, the Company received approximately $16.5 million in cash from tax credits earned in 2020, which partially offset the cash used for operating activities during the first quarter of 2022. The company expects that its existing cash, cash equivalents and investments will fund its anticipated operating, debt service and capital expenditure requirements into 2024.

Conference Call & Webcast Information

Orchard will host a conference call and live webcast with slides today at 8:00 a.m. ET to discuss the updates to its business strategy. The conference call will be broadcast live in listen-only mode under "News & Events" in the “Investors & Media” section of the company's website at www.orchard-tx.com, and a replay will be archived on the Orchard website following the presentation. To ask a question, please dial +1 (866) 374-5140 (toll-free) or +1 (404) 400-0571 (toll) and use the audience passcode 71474312#. Please dial in at least 15 minutes in advance to ensure a timely connection to the call.

Use of Non-GAAP Financial Measures

Orchard has presented certain non-GAAP financial measures, including research and development costs and selling, general and administrative expenses, each excluding certain one-time charges. Management believes this non-GAAP information is useful for investors, taken in conjunction with Orchard’s GAAP financial statements, because it provides greater transparency regarding Orchard’s operating performance. Management uses these measures, among others, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement your understanding of Orchard’s operating results as reported under GAAP, not as a substitute for GAAP information. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation between these non-GAAP financial measures and the most comparable GAAP financial measures is included in the section above titled “First Quarter 2022 Financial Results.”

About Libmeldy / OTL-200

Libmeldy (atidarsagene autotemcel), also known as OTL-200, has been approved by the European Commission for the treatment of MLD in eligible early-onset patients characterized by biallelic mutations in the ARSA gene leading to a reduction of the ARSA enzymatic activity in children with i) late infantile or early juvenile forms, without clinical manifestations of the disease, or ii) the early juvenile form, with early clinical manifestations of the disease, who still have the ability to walk independently and before the onset of cognitive decline. Libmeldy is the first therapy approved for eligible patients with early-onset MLD.

The most common adverse reaction attributed to treatment with Libmeldy was the occurrence of anti-ARSA antibodies. In addition to the risks associated with the gene therapy, treatment with Libmeldy is preceded by other medical interventions, namely bone marrow harvest or peripheral blood mobilization

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and apheresis, followed by myeloablative conditioning, which carry their own risks. During the clinical studies of Libmeldy, the safety profiles of these interventions were consistent with their known safety and tolerability.

For more information about Libmeldy, please see the Summary of Product Characteristics (SmPC) available on the EMA website.

Libmeldy is approved in the European Union, UK, Iceland, Liechtenstein and Norway. OTL-200 is an investigational therapy in the U.S.

Libmeldy was developed in partnership with the San Raffaele-Telethon Institute for Gene Therapy (SR-Tiget) in Milan, Italy.

About Orchard Therapeutics

At Orchard Therapeutics, our vision is to end the devastation caused by genetic and other severe diseases. We aim to do this by discovering, developing and commercializing new treatments that tap into the curative potential of hematopoietic stem cell (HSC) gene therapy. In this approach, a patient’s own blood stem cells are genetically modified outside of the body and then reinserted, with the goal of correcting the underlying cause of disease in a single treatment.

In 2018, the company acquired GSK’s rare disease gene therapy portfolio, which originated from a pioneering collaboration between GSK and the San Raffaele Telethon Institute for Gene Therapy in Milan, Italy. Today, Orchard is advancing a pipeline spanning pre-clinical, clinical and commercial stage HSC gene therapies designed to address serious diseases where the burden is immense for patients, families and society and current treatment options are limited or do not exist.

Orchard has its global headquarters in London and U.S. headquarters in Boston. For more information, please visit www.orchard-tx.com, and follow us on Twitter and LinkedIn.

Availability of Other Information About Orchard Therapeutics

Investors and others should note that Orchard communicates with its investors and the public using the company website (www.orchard-tx.com), the investor relations website (ir.orchard-tx.com), and on social media (twitter.com/orchard_tx and www.linkedin.com/company/orchard-therapeutics), including but not limited to investor presentations and investor fact sheets, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Orchard posts on these channels and websites could be deemed to be material information. As a result, Orchard encourages investors, the media, and others interested in Orchard to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Orchard’s investor relations website and may include additional social media channels. The contents of Orchard’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Forward-looking Statements

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This press release contains certain forward-looking statements about Orchard’s strategy, future plans and prospects, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “expects,” “plans,” “intends,” “projects,” and “future” or similar expressions that are intended to identify forward-looking statements.  Forward-looking statements include express or implied statements relating to, among other things, Orchard’s business strategy and goals, the therapeutic potential of Orchard’s products and product candidates, including the products and product candidates referred to in this release, Orchard’s ability to secure agreements to gain access and reimbursement for its products in additional countries, Orchard’s expectations regarding the timing of regulatory submissions for approval of its product candidates, including the product candidates referred to in this release, the timing of interactions with regulators and regulatory submissions related to ongoing and new clinical trials for its product candidates, the timing of announcement of clinical data for its product candidates, the likelihood that such data will be positive and support further clinical development and regulatory approval of these product candidates, the likelihood of approval of such product candidates by the applicable regulatory authorities, the size of the potential markets for Libmeldy and Orchard’s other product candidates, the expected benefits to Orchard’s business as a result of the organizational updates referred to in this release, the adequacy of the company’s manufacturing capacity and plans for future investment, and the company’s financial condition and cash runway into 2024.  These statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, many of which are beyond Orchard’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, these risks and uncertainties include, without limitation: that the cost of discontinuing or partnering programs may be higher than expected; the risk that Orchard will not realize the anticipated benefits of its new strategic plan or the expected cash savings; the risk that any one or more of Orchard’s product candidates, including the product candidates referred to in this release, will not be approved, successfully developed or commercialized; the risk of cessation or delay of any of Orchard’s ongoing or planned clinical trials; the risk that Orchard may not successfully recruit or enroll a sufficient number of patients for its clinical trials; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical studies or clinical trials will not be replicated or will not continue in ongoing or future studies or trials involving Orchard’s product candidates; the delay of any of Orchard’s regulatory submissions; the failure to obtain marketing approval from the applicable regulatory authorities for any of Orchard’s product candidates or the receipt of restricted marketing approvals; the risk of delays in Orchard’s ability to commercialize its product candidates, if approved; the risk that the ongoing and evolving COVID-19 pandemic could affect the company's business; and the risk that the market opportunity for Libmeldy and its other product candidates may be lower than estimated or that Orchard may be unable to identify patients for its products on a consistent basis. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements.

Other risks and uncertainties faced by Orchard include those identified under the heading "Risk Factors" in Orchard’s most recent annual or quarterly report filed with the U.S. Securities and Exchange Commission (SEC), as well as subsequent filings and reports filed with the SEC. The forward-looking statements contained in this press release reflect Orchard’s views as of the date hereof, and Orchard does not assume and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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Condensed Consolidated Statements of Operations Data

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net product sales	$5,059	$—
Collaboration revenue	465	—
Total revenues	5,524	—
Costs and operating expenses:
Cost of product sales	1,571	—
Research and development	28,234	21,035
Selling, general and administrative	13,299	14,051
Total costs and operating expenses	43,104	35,086
Loss from operations	(37,580)	(35,086)
Other income (expense):
Interest income	69	171
Interest expense	(675)	(538)
Other income (expense), net	(6,052)	1,358
Total other income (expense), net	(6,658)	991
Net loss before income tax	(44,238)	(34,095)
Income tax expense	(58)	(1,087)
Net loss	(44,296)	(35,182)
Net loss per share, basic and diluted	$(0.35)	$(0.31)
Weighted average ordinary shares outstanding, basic and diluted	127,694,785	114,829,272

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Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$60,775	$55,912
Marketable securities	138,241	164,195
Accounts receivable, net	4,105	1,480
Prepaid expenses and other current assets	20,923	23,011
Research and development tax credit receivable	13,394	30,723
Total current assets	237,438	275,321
Non-current assets:
Operating lease right-of-use-assets	27,368	24,316
Property and equipment, net	4,454	4,767
Restricted cash	4,266	4,266
Intangible assets, net	3,993	4,149
Research and development tax credit receivable	3,255	—
Other assets	10,731	9,590
Total non-current assets	54,067	47,088
Total assets	$291,505	$322,409
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,854	$10,008
Accrued expenses and other current liabilities	25,983	24,318
Deferred revenue, current	889	346
Operating lease liabilities	7,042	7,335
Notes payable, current	3,143	786
Total current liabilities	46,911	42,793
Notes payable, long-term	29,813	32,086
Deferred revenue, net of current portion	11,554	12,519
Operating lease liabilities, net of current portion	20,798	19,278
Other long-term liabilities	6,783	5,783
Total liabilities	115,859	112,459
Total shareholders’ equity	175,646	209,950
Total liabilities and shareholders’ equity	$291,505	$322,409

Contacts

Investors
Renee Leck
Director, Investor Relations
+1 862-242-0764
Renee.Leck@orchard-tx.com

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Media
Benjamin Navon
Director, Corporate Communications
+1 857-248-9454
Benjamin.Navon@orchard-tx.com

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